Exhibit 99.1

SILICON GRAPHICS, INC. DISCLOSES

NOTICE OF TECHNICAL DEFAULT FOR SUBORDINATED CONVERTIBLE

DEBENTURES

MOUNTAIN VIEW, Calif. (July 12, 2005)—Silicon Graphics, Inc. (NYSE: SGI) disclosed that it received a notice of default from a purported holder of more than 25% of its 6.125% Convertible Subordinated Debentures due 2011 (the “2011 Debentures”), which SGI assumed when it acquired Cray Research in 1996.  The notice alleged that the indenture for the 2011 Debentures was breached in 2000 when SGI sold assets relating to certain former Cray Research product lines to Tera Computer Company (now known as Cray, Inc.) without causing Tera to assume the indenture.  As a result of the notice and the expiration of the applicable cure period, such holder may now seek to accelerate the maturity of the 2011 Debentures. The Company strongly disagrees with the claims made in the notice and intends to vigorously challenge any claim of an event of default.

There are currently approximately $57 million outstanding principal amount of 2011 Debentures, and all required interest and principal payments have been timely made.

The indenture provides that upon an event of default the indenture trustee or the holders of at least 25% of the 2011 Debentures may cause the outstanding principal amount plus accrued interest to be immediately due and payable.  The 2011 Debentures are unsecured and subordinated.  The debenture holders or trustee would be required to commence legal proceedings and obtain a judgment in order to enforce their claim on the assets of SGI.

A default entitling acceleration under the indenture for the 2011 Debentures triggers an event of default under SGI’s asset-backed credit agreement with Wells Fargo Foothill, Inc.  Acceleration of the maturity of the 2011 Debentures would trigger an event of default under lease agreements with respect to SGI’s principal facilities in Mountain View, California.  SGI’s borrowings under the asset-backed credit agreement are primarily to support letters of credit required under the lease agreements.  SGI has reviewed the claimed default with these parties and has requested that they refrain from exercising any rights they may have arising from the claimed default.  SGI is not aware that any of them intends to take any action at this time. SGI’s 6.50% Senior Secured Convertible Notes due 2009 and 11.75% Senior Secured Notes due 2009 do not contain similar provisions.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

This news release contains forward-looking statements regarding SGI that are subject to risks and uncertainties.  These risks and uncertainties could cause actual results to differ materially from those described in such statements.  The reader is cautioned not to rely unduly on these forward-looking statements, which are not a guarantee of future or current performance.  Such risks and uncertainties include risks related to the ability to retain existing financing or to obtain new financing, liquidity uncertainties, risks related to legal proceedings or other actions that might be commenced by the company’s creditors or other parties, and other risks detailed from time to time in the company’s most recent SEC reports, including its reports on Form 10-K and Form 10-Q.

Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery and Silicon Graphics Prism are trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.